Exhibit 10.1

Regal One

January 18, 2006

Mr. W.J. "Rocky" Reininger

2309 Valley Field Avenue

Thousand Oaks  CA  91360

Re:    Regal One Agreement

Dear Rocky:

This letter will formalize the verbal agreement which we reached last November.  The terms of this Agreement are as follows:

    1.    Regal One acknowledges the amount of $10,000 owed on our original 90-day Agreement.  This amount will be paid when Regal becomes adequately funded through a planned forthcoming offering.

    2.    Your monthly compensation will be $5,000.  this sum will be accrued beginning in December 2005 and, as above, will be pending Regal's funding for operating capital.  It is expected that you will devote a significant part of your time promoting the interests of Regal One and creating the relationships vital to our success.

    3.    By action of this letter contract, you are hereby awarded an option to purchase 50,000 shares of Real One common stock at a price of $0.50 per share.  This option will be valid for a period of three (3) years.  The underlying Regal stock will be registered along with other similar warrants and options.

    4.    The period for this Agreement is six months from the date of this letter, at which time it will be reviewed for renewal based on your performance and contributions in increasing the investor base and market valuation of Regal One.

As an emerging "Business Development Company", Regal faces a demanding challenge in conveying and selling our unique business strategy, and you are a key member of our team in meeting this challenge.

Best personal regards,

/s/ Malcolm R. Currie

Malcolm R. Currie

Chairman and CEO